Exhibits 5 and 23(a)

September 23, 2005

RCN Corporation

196 Van Buren Street

Herndon, VA 20170

Re:	Registration Statement on Form S-8 of RCN Corporation Relating to the Issuance of Shares of Common Stock Pursuant to the RCN Corporation 2005 Stock Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to RCN Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, (the “Act”) relating to the offering of up to 4,636,619 shares of the Company’s Common Stock, par value $.01 per share, pursuant to the provisions of the RCN Corporation 2005 Stock Compensation Plan (the “Plan”). We have examined such records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

We are of the opinion that when:

(a)	the applicable provisions of the Act and of State securities or blue sky laws shall have been complied with;

(b)	the Company’s Board of Directors shall have duly authorized the issuance of the Shares; and

(c)	the Shares shall have been duly issued and paid for in an amount not less than par value of $.01 per share,

the Shares will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Milbank, Tweed, Hadley & McCloy LLP